CERTIFICATE OF CORRECTION FILED TO CORRECT A CERTAIN ERROR IN THE CERTIFICATE
       OF AMENDMENT TO CERTIFICATE OF DESIGNATIONS OF SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK OF NETWORK IMAGING CORPORATION FILED IN THE
        OFFICE OF THE SECRETARY OF STATE OF DELAWARE ON DECEMBER 31, 1997

Network Imaging Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

1.       The name of the corporation is Network Imaging Corporation.

2. That a Certificate of Amendment to Certificate of Designations of Series A Cumulative Convertible Preferred Stock of Network Imaging Corporation was filed by the Secretary of State of Delaware on December 31, 1997 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of said Certificate of Amendment is that the third paragraph of said Certificate did not include a reference to the unanimous written consent on December 31, 1997 of the holders of the Series L Convertible Preferred Stock in which these holders resolved to amend the Certificate of Designations in an identical manner as did the holders of Common Stock, Series F-1 Convertible Preferred Stock, Series F-2 Convertible Preferred Stock, Series F-3 Convertible Preferred Stock, Series F-4 Convertible Preferred Stock, and Series K Convertible Preferred Stock, as described in said Certificate.

4. The inaccuracy or defect of said Certificate to be corrected as follows:

         The third paragraph of said Certificate should be corrected to read in its entirety as follows: That, (1) on December 3, 1997, the Board of Directors of the Corporation resolved to amend the Certificate of Designations of the Series A Cumulative Convertible Preferred Stock ("Certificate of Designations"),
(2) on December 31, 1997, the holders of Common Stock, voting separately as a class, and the holders of the Series A Cumulative Convertible Preferred Stock, voting separately as a class, (3) by unanimous written consent dated December 31, 1997, the holders of the Series F-1 Convertible Preferred Stock, the Series F-2 Convertible Preferred Stock, the Series F-3 Convertible Preferred Stock and the Series F-4 Convertible Preferred Stock, (4) by unanimous written consent dated December 31, 1997, the holders of the Series K Convertible Preferred Stock, and (5) by unanimous written consent dated December 31, 1997, the holders of the Series L Convertible Preferred Stock, resolved to amend the Certificate of Designations as follows:

         IN WITNESS WHEREOF, Network Imaging Corporation has caused this Certificate to be signed by Julia A. Bowen, its Vice President, General Counsel and Assistance Secretary, this ___ day of January 1998.

                                          NETWORK IMAGING CORPORATION

                                          By: _______________________
                                              Julia A. Bowen